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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            Regions Financing Trust I
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             (Exact name of registrant as specified in its charter)



         Delaware                                     63-6228099
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    (State of incorporation or organization)          (I.R.S. Employer
                                                      Identification No.)
c/o Regions Financial Corporation
417 North Twentieth Street
Birmingham, Alabama                                   35203
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(Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                         Name of each exchange on which
     To be so registered                         each class is to be registered
     -------------------                         ------------------------------

     Trust Preferred Securities,                 New York Stock Exchange
     $25 Liquidation Value

Securities to be registered pursuant to Section 12(g) of the Act.

                                      None
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                                (Title of Class)


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Item 1.           Description of Registrant's Securities
                  to be Registered

                  Trust Preferred Securities

         The beneficial interest of Regions Financing Trust I (the "Trust" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's 8% Trust Preferred Securities with a liquidation value of $25 per share (the "Trust Preferred Securities"). The Trust Preferred Securities represent undivided beneficial interests in the assets of the Trust. The only assets of the Trust will be junior subordinated debentures (the "Junior Subordinated Debentures") of Regions Financial Corporation ("Regions"). The general description and terms of the Trust Preferred Securities are set forth in the form of Amended and Restated Declaration of Trust by an among Regions Financial Corporation, as Depositor, Bankers Trust, as Property Trustee, Bankers Trust (Delaware) as Delaware Trustee and the Administrative Trustees named therein (the "Declaration of Trust"), as filed on the Registrant's Form S-3 (Registration No. 333-54552), incorporated by reference herein.

         The Trust Preferred Securities will represent undivided interests in the Trust with an aggregate liquidation amount of $250 million, subject to an option by the underwriters to acquire and sell an additional $37.5 million in liquidation amount. Each Trust Preferred Security will entitle its holder to receive cumulative cash distributions at the annual rate of 8% of the $25 liquidation amount of each Trust Preferred Security.

         The foregoing description of the Trust Preferred Securities does not purport to be complete and is qualified in its entirety by reference to the form of Declaration of Trust, incorporated by reference herein. Any further terms and provisions in the Trust Preferred Securities will be set forth in the final Declaration of Trust.

Item 2.           Exhibits

                  1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                            Regions Financing Trust I
                            By: Regions Financial Corporation, as Depositor

                            By: /s/ Samuel E. Upchurch, Jr.
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                                Its: Executive Vice President
Dated: February 15, 2001